Exhibit 99.1

30775 Bainbridge Road, Suite 280
Solon, OH 44139 U.S.A.
Tel:	(440) 248-4200
Fax:	(440) 249-4240

Press Release	FOR IMMEDIATE RELEASE

BPI Energy Names Finance and Energy Executive Joseph P. McCoy to Board of Directors
Cleveland, OH—Oct. 31, 2007—BPI Energy Holdings, Inc. (Amex: BPG), an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, today announced that former Burlington Resources CFO Joseph P. McCoy has been appointed to the company’s board of directors.
McCoy, 56, fills a vacancy and will also serve as a member and the chair of BPI’s Audit Committee.
BPI Chairman and CEO James G. Azlein stated: “Joe’s impressive record of accomplishments is well-known in our industry. His demonstrated ability to balance growth and disciplined financial returns positioned Burlington as an industry leader and resulted in the third largest merger in the energy industry when ConocoPhillips acquired the company in 2006. We are absolutely delighted to welcome a leader of his caliber to complement the technical and executive group we have assembled at BPI.”
McCoy brings more than 30 years’ diversified energy industry expertise spanning oil and gas exploration and production, minerals and mining, and transportation and marketing operations to BPI’s board. He was most recently senior vice president and chief financial officer, and also served as vice president and controller, for Burlington Resources, one of the largest independent oil and gas companies in the U.S. and a top producer of natural gas in North America, where he worked from 2001 until its 2006 acquisition.

Azlein added: “As BPI works to lever its CBM assets in the Illinois Basin, we are looking forward to Joe’s counsel and guidance and believe the board is now stronger than ever before. His appointment is also expected to satisfy the provisions of the American Stock Exchange Rule 121(B) (2) (a), which requires listed companies to have three independent board members on their audit committees.”
McCoy began his career in 1974 with ARCO (now a subsidiary of British Petroleum), where he advanced through various audit, accounting, budgeting and financial analysis management positions until being promoted to corporate assistant controller in 1987. Later, he became vice president, finance, planning and control, for ARCO Alaska, Inc., a $2 billion oil and gas exploration and production division. From 1994 to 2001, McCoy also served as vice president and controller of a partially owned ARCO subsidiary Vastar Resources, where he helped grow market capitalization from $2.8 billion to $8.3 billion during the company’s transition from IPO to its acquisition by British Petroleum.
He earned his bachelor’s degree in Economics in 1973 from the College of the Holy Cross, a master’s degree in Accounting, and an MBA from Northeastern University. He is currently a member of the board of directors of Linn Energy (Nasdaq: LINE), as well as Rancher Energy (OTCBB: RNCH), where he also serves as chair of its Audit Committee.
To be added to BPI Energy’s e-mail distribution list, please click on the link below: http://www.clearperspectivegroup.com/clearsite/bpi/emailoptin.html
About BPI Energy
BPI Energy (BPI) is an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, which covers approximately 60,000 square miles in Illinois, southwestern Indiana and northwestern Kentucky. The company controls a significant CBM acreage position in the Illinois Basin at approximately 500,000 acres.
News releases and other information on the company are available on the Internet at: http://www.bpi-energy.com
Some of the statements contained in this press release may be deemed to be forward-looking in nature, outlining future expectations or anticipated operating results or financial conditions. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results or conditions to differ materially from the information expressed or implied by these forward-looking statements. Some of the factors that could cause actual results or conditions to differ materially from our expectations, include, but are not limited to: (a) our inability to generate sufficient income or obtain sufficient financing or draws under our advancing term credit agreement to fund our operations or future drilling plans, (b) our inability to retain our acreage rights at our projects, at the expiration of our lease agreements, due to insufficient CBM production, or for other reasons; (c) our failure to accurately forecast CBM production, (d) displacement of our CBM operations by coal-mining operations, which have superior rights in most of our acreage, (e) our failure to accurately forecast the number of wells that we can drill, (f) a decline in the prices that we receive for our CBM production, (g) our failure to accurately forecast operating and capital expenditures and capital needs due to rising costs or different drilling or production conditions in the field, (h) our inability to attract or retain qualified personnel with the requisite CBM or other experience, and (i) unexpected economic and market conditions, in the general economy or the market for natural gas. We caution readers not to place undue reliance on these forward-looking statements.
CONTACTS:
Matthew J. Dennis, CFA
Sr. Managing Director
Clear Perspective Group, LLC
(440) 363-7093
ir@bpi-energy.com
James V. Constas
Director
EnerCom, Inc.
(303) 296-8834
jconstas@enercominc.com
###